Exhibit 10 (d) (iii)

AGENCY AGREEMENT

THIS AGREEMENT, entered into as of this 11th day of November, 2003, between WACHOVIA BANK, National Association, ("Wachovia") and Arrow Electronics, Inc., a New York corporation ("AGENT").

WHEREAS, pursuant to Sections 2(a) and 10(d) of the Arrow Electronics, Inc. Grantor Trust Agreement between Arrow Electronics, Inc. and Wachovia as restated November 11, 2003 (the "Trust Agreement"), prior to a Change of Control Wachovia, as trustee, is responsible for the payment of benefits at the direction of Arrow Electronics, Inc. under the Arrangements as listed in Attachment I and may retain the AGENT for the purposes of making such payments on Wachovia's behalf;

NOW THEREFORE, the parties hereto agree as follows:

1. Wachovia hereby under Section 10 (d) of the Trust Agreement appoints AGENT as its sole agent for the preparation and distribution of some or all of monthly or lump sum benefit checks and/ or electronic transfers for the payment of benefits which become due to or with respect to Participants under the Arrangements. Payments under this Agreement shall only be for Participants who are designated in writing by Arrow Electronics, Inc., as grantor of the Trust, to Wachovia and their Beneficiaries (including any joint annuitants under the Arrangements described in Paragraph 1 of Attachment I to the Trust Agreement, or beneficiaries entitled to death benefits under the Arrow Electronics, Inc. Management Insurance Program referenced in Paragraph 2 of Attachment I). AGENT hereby accepts such appointment and agrees to perform the aforementioned functions in accordance with the terms of this Agreement. In performing these specific services, AGENT shall at all times be acting as agent for Wachovia.

2. AGENT will advise Wachovia in writing in advance of the amounts to be paid and provide Wachovia a copy of the applicable payment records or checks documenting payment of these benefits for any payments the AGENT wishes to make instead of having Wachovia, as Trustee, make such payments directly. Upon written notice from Arrow Electronics, Inc., as grantor of this Trust, Wachovia shall, if sufficient funds are available in the Trust and any applicable Benefit Fund and/or Individual Account, reimburse AGENT for the benefit payments made by it under the Arrangements on or after the applicable payment date in accordance with this Agreement.

3. AGENT shall make all necessary income tax withholdings (federal, state and local), social security and other deductions from the payments to participants under this Agreement and forward them on a timely basis to the appropriate tax authorities.

4. AGENT shall on an annual basis prepare all necessary tax reporting to both the Participants and their Beneficiaries and the Internal Revenue Service for any payments made by the AGENT under this Agreement.

5. Subject to the foregoing, this document contains the entire agreement between the parties with respect to benefit payments and related services to be made or provided by Arrow Electronics, Inc. in its capacity as AGENT with respect to the Arrangements. No provision of this Agreement shall be amended, modified, or waived except in a written document executed by the parties.

6. This agreement shall be construed and enforced according to the laws of the State of North Carolina.

7. This Agency Agreement shall remain in effect until the Trustee receives confirmation of non-payment of benefits when due under the Arrangements by AGENT; provided, however, that upon 30 days notice (or such shorter notice period as may be mutually agreed upon by the parties), AGENT can resign and Wachovia will assume responsibility for making future payments directly.

8. Unless the context otherwise requires, words and phrases used in this Agreement shall have the same meanings as such words and phrases have when used (or as defined) in the Trust Agreement and the Arrangements.

9. This Agency Agreement shall apply to payments made under the SERP to a spouse or former spouse of the participant or any other alternative payee described in Section 16(c) of the Trust Agreement, and any such payments made by AGENT before the amendment of Section 16(c) to include such payments shall be reimbursable hereunder promptly after such adoption.

10. Upon execution hereof, this Agency Agreement shall apply to payments made by AGENT under the agency agreement previously in effect between the parties but not previously reimbursed under such agreement, as well as to future payments by AGENT in accordance with the terms hereof and shall supersede such prior agreement.

IN WITNESS WHEREOF, the parties hereto have caused these presents to be executed by their officers thereunto duly authorized on and be effective on this 11th day of November, 2003.

WACHOVIA BANK, National Association.

By: /s/ John N. Smith III

ARROW ELECTRONICS, INC.

By: /s/ Peter S. Brown